SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549



                             FORM 8-K



                          CURRENT REPORT



                Pursuant to Section 13 or 15(d) of

                the Securities Exchange Act of 1934



         Date of Report (Date of earliest event reported):

                            March 7, 1995



                  DOSKOCIL COMPANIES INCORPORATED
      (Exact name of registrant as specified in its charter)



     DELAWARE            0-7803              13-2535513
     (State or other     (Commission         (IRS Employer
     Jurisdiction of     File Number)        Identification
     Incorporation)                          Number)


                  2601 N.W. Expressway, Suite 1000W
                    Oklahoma City, Oklahoma 73112
        (Address of principal executive office)  (Zip Code)


  Registrant's telephone number including area code (405)
879-5500

Item 5.   Other Events.

     Subject to shareholder approval, which the Company intends to seek in connection with its 1995 Annual Meeting of Stockholders, the Company plans to merge into a wholly-owned subsidiary to effect a name change and to impose certain transfer restrictions on its stock. The transfer restrictions are designed to prevent "ownership changes" (for federal income tax purposes) that would limit the Company's use of its currently available net operating loss carryforwards against future taxable income. The effective date of this reorganization will be the date on which the merger of the Company into the subsidiary becomes effective, currently scheduled for May 16, 1995.

     An agreement was entered into, dated as of March 7, 1995, between the Company and The Airlie Group, L.P. ("Airlie") in which Airlie has agreed to vote its shares of the Company's common stock ("Common Stock") in favor of the reorganization and not to buy or sell any shares of Common Stock until after the first to occur of (i) the reorganization becoming effective (whereupon the transfer restrictions will become applicable) or
(ii) March 22, 1996. Airlie owns approximately 810,363 shares of Common Stock or approximately 6.5% of the outstanding Common Stock. The Company has agreed that it will waive the transfer restrictions after March 22, 1996, if Airlie at any time thereafter desires to sell or transfer its shares. This agreement is attached hereto as Exhibit 1 and incorporated herein by reference.

Item 7.   Financial Statements and Exhibits

     (c)  Exhibits.

     Exhibit Number      Description

          1              Agreement between Doskocil Companies
                         Incorporated and  The Airlie Group, L.P.
                         dated March 7, 1995

                              SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                DOSKOCIL COMPANIES INCORPORATED

                                By:      \s\ William L. Brady
                                        William L. Brady
                                        Vice President and
                                        Controller
Date:     April 5, 1995